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Exhibit 10(w)

Attachment 1

May 22, 2001

Ms. E. Follin Smith
409 Sickman's Mill Road
Conestoga, PA 17516

Dear Follin:

        Confirming our previous discussions, we are pleased to offer you the position of Sr. Vice President—Finance of Constellation Energy Group ("CEG"). You will be named Chief Financial Officer on or about July 1, 2001. At spin-off you will become Sr. Vice President and Chief Financial Officer of the new Constellation Energy Group ("New CEG"). In each of the forgoing positions, you will have all the authorities and responsibilities customarily exercised by a person in such position at CEG. Your annual starting salary will be $350,000 ($29,167 per month). In addition, you will be eligible to participate in CEG's annual incentive plan, which currently provides for a bonus based on individual and overall company performance, and, after the spin-off, in a corresponding annual incentive plan at New CEG. You are guaranteed a minimum annual cash bonus of $350,000 for 2001 (prorated for service) and for 2002 (assuming your employment continues through December 31, 2002). Your bonus compensation will be paid not later than the date on which other senior executives are paid.

        In addition to the above cash compensation, you will receive a target award of 10,000 shares of current CEG restricted stock from the CEG 2000-2002 Long-Term Incentive Plan, a description of which is attached. It is intended that this Plan be terminated prior to the spin-off. These shares will not be prorated when they are distributed immediately prior to the spin-off. Pursuant to the Plan, the number of shares delivered will vary depending upon the stock price at the time they are distributed.

        You will receive a stock option grant from New CEG as of the effective date of the spin-off ("New CEG Option Plan"). Such grant will cover no less than 150,000 shares of New CEG, assuming the spin-off takes the form of a distribution of one share of New CEG for each current share of CEG, with the number of New CEG shares to be appropriately adjusted if the spin-off takes another form. The strike price of the option will be the fair market value of a New CEG share immediately after the spin-off. The options will have a ten year exercise period and will vest in three equal annual installments beginning from the earlier of grant date or November 22, 2001. Once vested, the options will not be subject to forfeiture except in the event of termination for cause as defined in Section 1.4 of the Severance Agreement. These options will otherwise be on terms and conditions no less favorable to you than the terms and conditions applying to options granted to your peer executives. It is possible the New CEG Option Plan may be altered to include restricted stock in New CEG that would be granted immediately upon the spin-off. Should that occur, you will receive one share of new CEG restricted stock for each three options after the spin-off with vesting on the same schedule as for the options, and otherwise on terms and conditions no less favorable to you than those that apply to restricted stock awarded to your peer executives. If New CEG has not been spun off from CEG by May 22, 2002, in lieu of the aforementioned grant, you will be granted stock options and/or restricted stock in CEG, vesting and, in the case of stock options, becoming and remaining exercisable on the same schedule that would have applied to the New CEG options. Such stock options and/or restricted stock will be granted as of May 22, 2002 and will be worth an aggregate of $1.5 million, with restricted stock valued at the closing market price on the date granted and with options valued on a Black-Scholes basis using the closing market price on the date granted and otherwise using the Black-Scholes assumptions set forth in the most recent CEG filing with the SEC that discloses such assumptions.

        If an event (such as a termination of your employment) occurs that causes, or may cause, any option that is granted pursuant to the preceding paragraph to expire prior to the expiration of the ten-year exercise period that would otherwise apply ("Early Expiration"), then you will be entitled to a payment (the "Payment") not to exceed $1,500,000 in cash paid within 30 days of such Early

Expiration. The Payment shall be calculated to be the excess (if any) of (x) the Black-Scholes value as of the date of such Early Expiration over (y) the difference between the closing price of the stock underlying the option at Early Expiration and the strike price of the option (the "Spread"), in each case determined as if no exercise of the option had occurred after the occurrence of the event that caused the expiration of the option to accelerate. For purposes of the foregoing sentence, Black-Scholes value shall be determined based on the maximum remaining life of the option in question (assuming no acceleration of expiration had occurred), and on the fair market value of the shares that are subject to the option, and otherwise shall be based on the Black-Scholes assumptions for options on such shares set forth in the most recent SEC filing that discloses such assumptions, provided that if no such SEC filing has been made as of such date (as could be the case for New CEG option), then the assumptions used shall be those set forth in the first SEC filing that discloses such assumptions that is filed within 180 days following such date, and provided, further, that if no such filing is made within such 180 days, then the assumptions used shall be as reasonably agreed upon by you and the grantor of the option. No Payment shall be made if the aggregate value of the Spread at Early Expiration is greater than or equal to $3,000,000 or if you become employed by a direct competitor of the issuer of the option prior to the expiration date.

        While the compensation structure and form of delivery for the new company has not yet been developed, we expect your total direct annual compensation (cash salary, annual cash bonus, annualized target value of any long-term cash incentive plan, restricted stock valued at market as of the grant date, options valued on a Black-Scholes basis as of the grant date, etc) at CEG and New CEG to be at the 75th percentile for CFO's of similar companies with revenues between $1 and $3 billion (based on the annual Towers Perrin survey or its equivalent), subject to personal and company performance against objectives set for you and the company.

        As a member of senior management, you are also entitled to certain supplemental benefits and perquisites, shown on the attached summary. These include an $800 per month car allowance. These benefits and perquisites are subject to change at any time, at management's discretion. In addition, you will be entitled to indemnification, and advancement of legal expenses (including reasonable attorneys' fees) in connection with your services for CEG and New CEG to the fullest extent permitted by the laws of Maryland.

        Also enclosed is a severance agreement which provides benefits you would receive if you are terminated without cause or you resign with good reason prior to December 31, 2005.

        You acknowledge that we are in the process of designing the compensation structure for New CEG including, but not limited to such features as salary, annual cash bonus, long-term equity incentives, executive benefits and perquisites and severance/change of control agreements. Such programs, when adopted for other senior managers of CEG or New CEG, will be made available to you. You agree to participate in such programs to the extent you are not disadvantaged relative to the terms and conditions of this letter.

        We will reimburse you on an after-tax basis for your reasonable travel and temporary living expenses for up to three months after you commence employment. We will also reimburse you on an after-tax basis for any reasonable expenses related to your travel or professional advice, including legal advice, in connection with the discussions leading up to this agreement, such reimbursement (under this sentence) not to exceed $17,500.

        We have also enclosed general information about CEG's employee benefit programs. Your employment, subject to the provisions of the Severance Agreement, is at will. This offer is contingent upon your acceptance of the terms and conditions of this letter indicated by you countersigning and returning by facsimile or otherwise. We also require that you countersign and return the enclosed confidentiality agreement covering your employment with CEG.

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        We are looking forward to your joining Constellation Energy Group. If you have any questions, feel free to contact me or Elaine Johnston.

Very truly yours,
Eric P. Grubman

        I acknowledge and accept the terms and conditions set forth in this offer letter.

E. Follin Smith	Date

        Enclosures (Description of CEG 2000-2002 LTIP Summary of Benefits, general information about CEG benefits, Severance Agreement and Confidentiality Agreement)

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Exhibit 10(w)

Attachment 2

SEVERANCE AGREEMENT

        This Agreement is made the 22nd day of May, 2001, by and between CONSTELLATION ENERGY GROUP, INC. (the "Company") and E. Follin Smith (the "Executive").

        WHEREAS, the Company desires to establish a severance benefit for the Executive covering the period from May 22, 2001 until December 31, 2005; and

        WHEREAS, the Executive desires to devote her time and energy for the benefit of the Company and its stockholders and not to be distracted by financial security concerns in connection with employment termination.

        NOW, THEREFORE, the parties agree as follows:

        1.    Definitions.

          1.1    Board.    The term "Board" means the Board of Directors of the Company.

          1.2    Qualifying Termination.

            (a)  The occurrence of any one or more of the following events on or before December 31, 2005 shall constitute a "Qualifying Termination":

              (i)    The Company's termination of the Executive's employment without Cause (as defined in Section 1.4); or

              (ii)  The Executive's resignation for Good Reason (as defined in Section 1.3).

            (b)  A Qualifying Termination shall not include a termination of employment by reason of death, disability, the Executive's voluntary termination of employment without Good Reason, or the Company's termination of the Executive's employment for Cause, or a transfer of the Executive's employment to "New CEG" (as defined in Section 7c.) in accordance with the Executive's offer letter dated May 22, 2001 (the "offer letter").

          1.3    Good Reason.    Good Reason means, without the Executive's express written consent, the occurrence on or before December 31, 2005 of any one or more of the following:

            (a)  The assignment to the Executive of duties materially inconsistent with the Executive's authorities, duties, responsibilities, and status (including offices, title and reporting relationships) as an executive and/or officer of the Company or an Affiliate immediately prior to such assignment, or a material reduction or alteration in the nature or status of the Executive's authorities, duties, or responsibilities from those in effect immediately prior to such assignment, unless such act is remedied by the Company or such Affiliate within 10 business days after receipt of written notice thereof given by the Executive; or

            (b)  A reduction by the Company or an Affiliate of the Executive's base salary in effect immediately prior to such reduction, unless such reduction is less than ten percent (10%) and it is either (i) replaced by an incentive opportunity equal in value; or is (ii) consistent and proportional with an overall reduction in management compensation due to extraordinary business conditions, including but not limited to reduced profitability and other financial stress (i.e., the base salary of the Executive will not be singled out for reduction in a manner inconsistent with a reduction imposed on other executives of the Company or such Affiliate); or

            (c)  The relocation of the Executive's office more than 50 miles from the Executive's office immediately prior to such relocation; or

            (d)  Failure of the Company or an Affiliate (whichever is the Executive's employer) to provide (i) the Executive the opportunity to participate in applicable incentive, savings and retirement plans, practices, policies and programs of the Company or such Affiliate covering senior executives (or, where applicable, retired senior executives) of the Company or such Affiliate, and (ii) the Executive and/or the Executive's family, as the case may be, the opportunity to participate in, and receive benefits under, applicable welfare benefit plans, practices, policies and programs provided by the Company or such Affiliate, including, without limitation, medical, prescription, dental, disability, sick benefits, employee life insurance, accidental death and travel insurance plans and programs covering senior executives (or, where applicable, retired senior executives) of the Company or such Affiliate; or

            (e)  Failure of the Company or an Affiliate (whichever is the Executive's employer) to provide the Executive such perquisites as the Company or such Affiliate may establish from time to time which are commensurate with the Executive's position and at least comparable to those received by other senior executives at the Company or such Affiliate; or

            (f)    Any failure by the Company to satisfy the requirements of paragraph (c) of Section 7 of this Agreement;

            (g)  Any material breach by the Company, or New CEG,of any material terms of the Offer Letter, including without limitation any failure to timely make the equity grants described therein

            (h)  Any other substantial breach of this Agreement by the Company that either is not taken in good faith or is not remedied by the Company promptly after receipt of notice thereof from the Executive.

          The Executive's right to terminate employment for Good Reason shall not be affected by the Executive's incapacity due to physical or mental illness. The Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason herein.

          1.4    Cause.    Cause shall mean the occurrence of any one or more of the following:

            (a)  The Executive is convicted of a felony involving moral turpitude; or

            (b)  The Executive engages in conduct or activities that constitutes disloyalty to the Company or an Affiliate and such conduct or activities are materially damaging to the property, business or reputation of the Company or an Affiliate; or

            (c)  The Executive persistently and unjustifiably fails or refuses to comply with any written direction of the Chief Executive Officer of the Company other than a directive constituting an assignment described in Section 1.3(a); or

            (d)  The Executive embezzles or knowingly, and with intent, misappropriates property of the Company or an Affiliate, or unlawfully appropriates any corporate opportunity of the Company or an Affiliate.

          A termination of the Executive's employment for Cause for purposes of this Agreement shall be effected in accordance with the following procedures. The Company shall give the Executive written notice ("Notice of Termination for Cause") of its intention to terminate the Executive's employment for Cause, setting forth in reasonable detail the specific conduct of the Executive that it considers to constitute Cause and the specific provision(s) of this Agreement on which it relies, and stating the date, time and place of the Board Meeting for Cause. The "Board Meeting for

  Cause" means a meeting of the Board at which the Executive's termination for Cause will be considered, that takes place not less than ten (10) and not more than twenty (20) business days after the Executive receives the Notice of Termination for Cause. The Executive shall be given an opportunity, together with counsel, to be heard at the Board Meeting for Cause. The Executive's Termination for Cause shall be effective when and if a resolution is duly adopted at the Board Meeting for Cause by a two-thirds vote of the entire membership of the Board, excluding employee directors, stating that in the good faith opinion of the Board, the Executive is guilty of the conduct described in the Notice of Termination for Cause, and that conduct constitutes Cause under this Agreement.

          1.5.    Affiliate.    The term "Affiliate" means any company directly or indirectly controlling, controlled by or under common control with the Company or any successor company.

        2.    Severance Benefits.    Upon the occurrence of a Qualifying Termination, Executive shall receive a cash severance payment on the following schedule: If between May 22, 2001-December 31, 2003 then $1,400,000; if between January 1, 2004-December 31, 2004 then $1,000,000; if between January 1, 2005-December 31, 2005 then $700,000, which will be paid in 24 equal monthly installments. Additionally, if such Qualifying Termination occurs pursuant to 1.2(a)(i)at any time or 1.2(a)(ii) after December 31, 2002, all unvested equity including awards due to be made pursuant to the Offer Letter will continue to vest on schedule. For avoidance of doubt, the parties acknowledge that the benefits described in this Section 2 shall apply to any resignation, after December 31, 2002 for Good Reason that is based on events described in Section 1.3 that occur at any time before December 31, 2002.

        3.    Termination of Agreement.    This Agreement shall remain in effect from May 22, 2001 until December 31, 2005, provided, however, that prior to such termination all obligations, if any, arising under it shall have been satisfied, unless terminated earlier by the mutual written agreement of the parties.

        4.    Amendment of Agreement.    This Agreement may not be amended in any respect without the mutual written agreement of the parties.

        5.    Construction.    Wherever any words are used herein in the singular form, they shall be construed as though they were also used in the plural form in all cases where they would so apply.

        6.    Governing Law.    This Agreement shall be governed by the laws of Maryland.

        7.    Successors and Assigns.

          (a)  This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

          (b)  This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

          (c)  The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. Further, the Company shall cause New Constellation Energy Group, Inc., ("New CEG") the merchant energy holding company after the separation of the Company's merchant energy business from its retail services business, to assume and agree to perform this Agreement, effective on the date of such separation. As used in this Agreement, "Company" shall mean both the Company as defined above and any such successor that assumes and agrees to perform this Agreement, by operation of law or otherwise.

        8.    Notice.    Any notices, requests, demands, or other communications provided for by this Agreement shall be sufficient if in writing and if sent by registered or certified mail to the Executive at the last address she has filed in writing with the Company, or in the case of the Company, to its principal offices.

        9.    Severability.    The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.

        10.    Withholding.    Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.

        11.    Entire Agreement.    Unless otherwise specifically provided in this Agreement, the Executive and the Company acknowledge that this Agreement supersedes any other agreement between them or between the Executive and the Company or an Affiliate, concerning the subject matter hereof, other than the Offer Letter that is being executed concurrently herewith.

        12.    Alienability.    The rights and benefits of the Executive under this Agreement may not be anticipated, alienated or subject to attachment, garnishment, levy, execution or other legal or equitable process except as required by law. Any attempt by the Executive to anticipate, alienate, assign, sell, transfer, pledge, encumber or charge the same shall be void. Payments hereunder shall not be considered assets of the Executive in the event of insolvency or bankruptcy.

        13.    Counterparts.    This Agreement may be executed in several counterparts, each of which shall be deemed an original, and said counterparts shall constitute but one and the same instrument. Signatures delivered by facsimile shall be effective for all purposes.

        IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and, pursuant to the authorization of the Board, the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

CONSTELLATION ENERGY GROUP, INC.
By:
E. Follin Smith

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SEVERANCE AGREEMENT